Exhibit 99.1

KULR REPORTS PRELIMINARY FOURTH QUARTER 2022 FINANCIAL RESULTS, ANTICIPATES 137% REVENUE GROWTH

SAN DIEGO / GLOBENEWSWIRE / February 13, 2023 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading energy management platform company accelerating the global transition to a sustainable electrification economy, today announced its unaudited preliminary financial results for the fourth quarter ending December 31st, 2022.

Q4’22 Financial Highlights and Operational Highlights:

•	Revenue for the three months ended December 31, 2022, is estimated to be $1,813,000, an increase of approximately 137%, compared to $766,000 in the same quarterly period of the prior year.

•	Gross margin for the three months ended December 31, 2022 is estimated to be 80%, compared with 70% in the same quarterly period of the prior year.

•	Secured initial order from top-tier United States Department of Defense Contractor. Initial deployment will be over $500,000 (over an approximate 6-month period) from a customer with future projects that could derive multi-million dollars in revenues over the next year.

•	Began Phase 2 battery safety testing for Lockheed Martin Corporation (“Lockheed”). Commenced Second-Half 2022 Phase 2 development of its passive propagation resistant (“PPR”) battery systems for Lockheed following a successful Phase 1 trial in November 2021.

•	Entered into an agreement to provide its internal short circuit (“ISC”) battery safety and testing device to the largest automotive manufacturer in the United States. The ISC testing technology allows the manufacturer to predict battery cell failure and then analyze the causes to build safer batteries.

•	Announced production prototype order from top-tier power tool manufacturer for KULR SafeCase, a reusable, safe, and high-energy battery transportation, and storage solution. This specific power-tool manufacturer is a leader in sustainability and safety within the industrial tool and household hardware sectors, and an active participant in many initiatives around lithium-ion battery safety, transportation, education, and recycling.

•	Launched its SmallSat Lithium-ion (“Li-ion”) battery pack format to further support the NASA space program and launch of Artemis. KULR's battery product meets top safety requirements outlined by JSC 20793 created by NASA. The Company continues its close relationship with NASA to help ensure the safety of battery systems, flight, and exploration of space and added to a Suite of Battery Safety and Testing Solutions with a New Commercial License of NASA Technology. KULR achieved operational readiness for its Fractional Thermal Runaway Calorimeter (“FTRC”) within its suite of battery safety and thermal management solutions after finalizing a commercial licensing agreement for the agency's patent pending FTRC solution.

•	Acquired VibeTech and Launched Vibration Reduction Service, KULR VIBE. The KULR VIBE suite of technologies utilize proprietary sensor processes with advanced learning algorithms to both achieve precision balancing solutions, and successfully predict component failure based on its comprehensive database of vibration signatures. Its enhanced AI learning algorithms pinpoint areas where excess vibrations cause a loss of energy that can lead to system malfunctions, weakened performance, and maintenance issues.

•	Secured First Customer for KULR VIBE Underscoring the Solution's Commercial Application in the Aviation Sector. Entered into a six-figure annual subscription agreement with an industry leading, American-based commercial helicopter operator to provide global track and balance support for its fleet of helicopters via KULR VIBE, which provides a proprietary AI-driven vibration reduction solution.

•	Partnered With Gamma Technologies, a global leader and innovator in multi-physics system simulation software, to create next generation battery designs for the eVTOL and EV markets. KULR to integrate Gamma Technologies’ GT-SUITE Multi-Scale Multi-Physics Simulation Platform into the Company's holistic suite of products and services.

“We are very pleased with our revenue ramp and order flow moving into 2023,” said KULR CEO Michael Mo. “The platform, which we have built and continue to expand, positions KULR as a preferred solutions provider of lithium-ion battery safety and thermal management technologies. We look forward to continued growth as we leverage the tailwind of a robust battery supply chain and positive regulatory support."

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2022. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Contact

Mark Komonoski

Partner

Integrous Communications

Phone: 1-877-255-8483

Email: kulr@integcom.us